Exhibit 99.1

LKQ CORPORATION APPOINTS CHAIRMAN OF THE BOARD AND ELECTS NEW BOARD MEMBER

•	Joseph M. Holsten appointed Chairman of Board of Directors

•	Robert L. Wagman appointed to the Board of Directors

Chicago, IL (November 10, 2011)—LKQ Corporation (Nasdaq:LKQX) today announced that on November 7, 2011 the Board of Directors elected Joseph M. Holsten, the Company’s Acting Chairman of the Board and Co-Chief Executive Officer, as the Chairman of the Board of Directors.

Joseph M. Holsten, a Director of the Company since 1998, succeeds Donald F. Flynn who passed away on October 10, 2011.

In addition, on November 7, 2011 the Board of Directors elected Robert L. Wagman, our President and Co-Chief Executive Officer, as a member of the Board of Directors.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket and recycled collision replacement parts and refurbished collision replacement products such as wheels, bumper covers and lights, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 430 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Contact:

Joseph P. Boutross

Director, Investor Relations

(312) 621-2793